REGISTRATION NO. 333-36960

   As filed with the Securities and Exchange Commission on September 25, 2000
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                     --------------------------------------

                                 AMENDMENT NO. 1
                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                     --------------------------------------

                           EXCHANGE APPLICATIONS, INC.
                           ---------------------------
             (Exact name of registrant as specified in its charter)

            DELAWARE                                             04-3338916
            --------                                             ----------
(State or other jurisdiction of                               (I.R.S. Employer
 incorporation or organization)                              Identification No.)

           89 SOUTH STREET, BOSTON, MASSACHUSETTS 02111 (617) 737-2244
           -----------------------------------------------------------
   (Address and telephone number of registrant's principal executive offices)

      ANDREW J. FRAWLEY, CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                           EXCHANGE APPLICATIONS, INC.
                                 89 SOUTH STREET
                           BOSTON, MASSACHUSETTS 02111
                                 (617) 737-2244
                                 --------------
 (Name, address, including ZIP code, and telephone number, including area code, of agent for service and registrant's principal executive offices)

                                    Copy to:
                             NEIL W. TOWNSEND, ESQ.
                                BINGHAM DANA LLP
                               150 FEDERAL STREET
                           BOSTON, MASSACHUSETTS 02110
                                 (617) 951-8000

                  --------------------------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: AT SUCH TIME OR TIMES AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE AS THE SELLING STOCKHOLDERS MAY DETERMINE.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. | |

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.


                         CALCULATION OF REGISTRATION FEE
====================================== ================== =================== ===================== ====================
                                                           PROPOSED MAXIMUM     PROPOSED MAXIMUM
         TITLE OF SECURITIES               AMOUNT TO        OFFERING PRICE         AGGREGATE             AMOUNT OF
          TO BE REGISTERED               BE REGISTERED      PER SHARE (1)        OFFERING PRICE      REGISTRATION FEE(2)
-------------------------------------- ------------------ ------------------- --------------------- --------------------
Common Stock, $.001 par value.........     2,728,815           $18.03            $49,200,534.45          $10,403.14
====================================== ================== =================== ===================== ====================

(1) Calculated in accordance with Rule 457(c) based on the average of the high and low prices reported on the Nasdaq
National Market on September 22, 2000.

(2) A filing fee in the amount of $2585.80 was previously paid with respect to such shares. This amount represents the difference between $13,867.84 (the amount of the registration fee on the proposed maximum aggregate offering price of
$49,200,534.45) and the previously paid $2585.80.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                 Subject to completion, dated September 25, 2000

                                   PROSPECTUS

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                                2,728,815 SHARES


                           EXCHANGE APPLICATIONS, INC.

                                  COMMON STOCK

                                 ---------------



    The selling stockholders identified in this prospectus may sell up to 2,728,815 shares of common stock of Exchange Applications. We will not receive any of the proceeds from the sale of shares by the selling stockholders. Our common stock is traded on the Nasdaq National Market under the symbol "EXAP". On September 20, the last reported sale price of our common stock was $19.375.


          INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 6.



    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.










                  THE DATE OF THIS PROSPECTUS IS _______, 2000

                       WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's Website at HTTP://WWW.SEC.GOV.

    We have filed with the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, a Registration Statement (the "Registration Statement") under the Securities Act of 1933, as amended, with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits to the Registration Statement. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete but are complete in all material respects. With respect to each contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved. The Registration Statement and the exhibits thereto may be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

         In addition, we are required to file electronic versions to these documents with the SEC through their Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system. The SEC Website, HTTP://WWW.SEC.GOV, contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

         The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

         o  Our annual report on Form 10-K for the year ended December 31, 1999.

         o Our quarterly reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000.

         o  Our report on Form 8-K filed with the SEC on April 17, 2000.

         o  Our report on Form 8K-A filed with the SEC on May 12, 2000.

         o Our Proxy Statement for the Annual Meeting of Stockholders held on June 4, 2000 and filed with the SEC on May 16, 2000.

         o  Our report on Form 8-K filed with the SEC on July 12, 2000.

         o  Our report on Form 8K-A filed with the SEC on September 1, 2000.

         o The description of the common stock contained in our Registration Statement on Form 8-A filed with the SEC under the Securities Exchange Act of 1934.

         You may request a copy of any and all of these filings and documents at no cost, by writing or telephoning us at the following address:

                           Exchange Applications, Inc.
                          Attention: Investor Relations
                                 89 South Street
                           Boston, Massachusetts 02111
                                 (617) 737-2244

         This prospectus is part of a Registration Statement we filed with the SEC to register shares of our common stock. You should rely only on the information incorporated by reference or provided in this prospectus. No one else is authorized to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.


    Exchange Applications, Xchange, Xchange 4.0, Xchange Dialogue, Xchange Optimizer, Xchange Real Time, Xchange EnAct, Xchange Solution Services, Continuous Customer Management and the Exchange Applications logo are trademarks of Exchange Applications. All other trademarks or tradenames referred to in this prospectus are the property of their respective owners.

                           FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements based on our current expectations, assumptions, estimates and projections about Exchange Applications and our industry that involves risks and uncertainties. Our results, performance and achievements may be materially different from those expressed or implied by the forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.


                           EXCHANGE APPLICATIONS, INC.

    We are a leading provider of customer optimization software products and services. Our software and services are designed to enable businesses to optimize the value of customer relationships across channels, products and service lines. Our Xchange 4.0 suite of software and consulting services help companies better understand their customers and prospects, and use that understanding to plan and execute highly targeted marketing campaigns and evaluate their impact.

    We help organizations answer the critical question: "How do we optimize the VALUE we receive from a particular customer in EXCHANGE for the dollars invested in that customer?" With that answer, businesses reach promising customer segments through timely campaigns built using Xchange Dialogue. By providing selected customers with the right offers, at the right times, through the right channels, companies can enjoy measurable returns on their marketing investments as both revenues and customer satisfaction rise.

    Today's increasingly competitive business environment is driving many companies to seek ways to increase profitability through revenue growth. To efficiently grow revenue, many businesses have begun to adopt software applications intended to help them acquire new customers and retain and expand existing customer relationships. To enable this focus on customers, businesses need:

     o an investment allocation methodology to identify profitable customer opportunities;

     o the ability to access and analyze large amounts of customer information;

     o marketing automation and campaign management applications to design and implement effective marketing campaigns;

     o   technologies to manage interactions with customers; and

     o the ability to evaluate the effectiveness of investments on current and potential customer profitability.

    We provide a solution called Xchange 4.0, an evolution of our previous solution Continuous Customer Management, which includes our Xchange Dialogue software product, Xchange Real Time and Xchange EnAct and our related consulting and integration services. This solution is designed to enable businesses to maximize profitability by:

     o providing a complete view of the relationship between a business and its customers;

     o interfacing with a range of data-mining, reporting, modeling and Web interaction analysis products that access data warehouses to identify high-value customers;

     o providing powerful marketing automation and campaign management software that allows marketers to define and execute highly timely and targeted marketing campaigns and other customer communications;

     o integrating with front-office customer touchpoints, such as call centers, direct mail, sales forces, e-mail and Web sites, to deliver communications to existing and potential customers; and

     o tracking the success or failure of communication streams to ensure more effective investment in customers.

    With our solution, businesses seek to achieve customer relationship optimization, which involves proactively managing the economics of each customer relationship to enable businesses to reach their full profit potential. Through Xchange 4.0, businesses gain an understanding of the economics of customer relationships, measure customer value and provide incentives through campaigns that influence and optimize customer behavior. Our solution offers the following key benefits:

     o IMPROVED PROFITABILITY AND REVENUE GROWTH. Through the use of our solution, businesses have achieved increased customer retention rates, lower acquisition costs, more efficient cross selling and better customer satisfaction due to more relevant, less intrusive communications.

     o COMPREHENSIVE SOLUTION. Our products and services are designed to provide a complete solution for customer optimization. We believe that our combined offering of software, proprietary methodologies and consulting services help businesses implement marketing automation and campaign management software and improve customer profitability quickly and with little risk.

     o ENTERPRISE-WIDE CUSTOMER VIEW. The campaign management software solution incorporated in Xchange 4.0 is designed to enable organizations to access and use all types of information stored in data warehouses. Businesses are therefore not restricted in the scope or type of information used to design customer optimization strategies.

     o INCREASED MARKETING VELOCITY. Xchange 4.0 is designed to allow businesses to reduce dramatically the cycle time from planning through design, execution and measurement of campaigns to better respond to competitive and market pressures and to quickly evaluate new campaigns.

     o OPEN, EXTENSIBLE ARCHITECTURE. Xchange 4.0 is designed to be open, easy-to-use and scaleable across a wide variety of computing environments, and can be integrated with existing hardware and software environments.

    Our objective is to be the leading provider of customer optimization software and solutions. Strategies to achieve this include:

     o   extending the technology of Xchange 4.0 to broaden its capabilities;

     o offering additional customer optimization solutions through internal development and/or acquisition;

     o increasing our focus on industries other than the telecommunications and financial services industries;

     o   broadening distribution channels and building additional alliances;

     o   expanding global direct sales efforts; and

     o   increasing Web-based capabilities.

    We have deployed our solution across many industries, with installations at over 200 different locations in North and South America, Europe, the Middle East, Africa and Asia. Our customers include Ameritrade, Verizon, Citigroup, Federal Express, Fidelity Investments, Fleet Bank, Cable & Wireless HKT, NatWest Bank (U.K.), Nextel, Staples and U S West. Our products and services are distributed through our direct sales force, through re-seller relationships with Acxiom, ClientLogic, Epsilon, Experian, IBM, MicroStrategy, NetPerceptions and others, and through co-marketing arrangements with companies such as Andersen Consulting, Ernst & Young, Hewlett Packard, KPMG, PricewaterhouseCoopers, and SAS Institute.



    Our principal executive offices are located at 89 South Street, Boston, Massachusetts 02111, and our telephone number is (617) 737-2244.

                                  RISK FACTORS


    AN INVESTMENT IN OUR COMMON STOCK IS VERY RISKY. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE PURCHASING THE COMMON STOCK.


OUR LIMITED OPERATING HISTORY MAKES EVALUATING OUR BUSINESS DIFFICULT.

    We began commercial shipment of the initial VALEX product, now part of Xchange Dialogue, in July 1996. We were not a separate company until November 1996. Accordingly, we have only a limited operating history for you to evaluate our business. You must consider the risks, expenses and difficulties that an early-stage company like ours faces. These risks include our ability to:

     o   successfully respond to competitive developments;

     o   continue to upgrade our products and service offerings; and

     o   continue to attract, retain and motivate qualified personnel.

WE ONLY RECENTLY BECAME PROFITABLE, AND WE MAY NOT BE ABLE TO REMAIN PROFITABLE.

    We first became profitable in the quarter ended September 30, 1998. However, we had a net loss of approximately $994,000 for the fiscal year ended December 31, 1998. Our revenues have increased in recent fiscal quarters, but we cannot be certain that we will sustain these growth rates, or that we will remain profitable.


OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY AND YOU SHOULD NOT RELY ON THEM TO PREDICT OUR FUTURE PERFORMANCE.


    Our quarterly revenues, expenses and operating results may vary significantly from quarter to quarter due to a number of factors. Therefore, you should not rely on period-to-period comparisons of results of operations as an indication of future performance. Moreover, our operating results may fall below market analysts' expectations in some future quarters. This could cause the trading price of our common stock to decline.

OUR BUSINESS MAY SUFFER IF OUR SOLUTIONS ARE NOT ACCEPTED BY NEW CUSTOMERS.

    We currently derive the majority of our revenues from Xchange Dialogue licenses and services related to our Xchange 4.0 solution. We anticipate that these sources will continue to account for a majority of our revenues for the foreseeable future. As a result, our business will suffer if the market does not accept our solutions and our future enhancements of these solutions. If demand for our solutions drops as a result of competition, technological change or other factors, our business could be substantially harmed.

    The market for customer optimization software applications is still emerging and it may not continue to grow. Even if the market does grow, businesses may not adopt our solutions. We have spent, and intend to continue to spend, considerable resources educating potential customers about customer optimization software and services in general and about the features and functions of our products and services in particular. However, our solutions may not achieve any additional degree of market acceptance. If the market for our solutions fails to grow or grows more slowly than we currently anticipate, our business would be materially harmed.


WE DEPEND ON A FEW INDUSTRIES FOR MOST OF OUR SALES, AND WE MAY NOT BE SUCCESSFUL IN EXPANDING BEYOND THOSE LIMITED MARKETS.


    A substantial portion of our revenues has been derived from sales to telecommunications companies and financial institutions, including retail banks, credit card issuers and mutual fund companies. We may not continue to be successful in these markets. In addition, we may not be successful in achieving significant market acceptance in other markets that we target.

THE LOSS OF ONE OF OUR LARGEST CUSTOMERS COULD CAUSE OUR REVENUES TO DROP QUICKLY AND UNEXPECTEDLY.


    For the six-month period ended June 30, 2000, our top five customers accounted for 35.9% of total revenues as compared to 33.5% of total revenues for the six-month period ended June 30, 1999. We cannot be certain that our current customers will continue to do business with us, that business from existing customers will continue at the levels of previous periods, or that we will be able to do a significant amount of business with new customers. If we lose one of our customers, our revenues could drop more quickly than we could reduce expenses. This could substantially harm our financial results.


WE NEED TO MANAGE OUR GROWTH EFFECTIVELY OR WE MAY NOT SUCCEED.


    We have grown rapidly, with total revenues increasing from $6.0 million in 1996, to $13.3 million in 1997, to $26.2 million in 1998, to $43.3 million in 1999 and we recorded $34.8 million of total revenues for the first six months of 2000. The number of our employees has increased from 47 at December 31, 1996 to 157 at December 31, 1998, to 227 at December 31, 1999 and to 466 at June 30, 2000. Our operating and financial systems and the geographic distribution of our operations and customers have also experienced substantial growth over this period. Our future operating results will depend on the ability of our officers and other key employees to continue to implement and improve our operational, customer support and financial control systems, and to expand, train and manage our employee base. Our failure to expand and integrate these areas in an efficient manner could cause our expenses to grow, our revenues to decline or to grow more slowly than expected, and could have a material adverse effect on our business.


IF WE LOSE OUR KEY PERSONNEL, OR FAIL TO ATTRACT AND RETAIN ADDITIONAL PERSONNEL, OUR BUSINESS AND GROWTH MAY SUFFER.


    Our future success depends on the continued services of a relatively small number of key technical and senior management personnel, including Andrew J. Frawley, our Chairman and Chief Executive Officer, David G. McFarlane, our President and Chief Operating Officer, and Michael D. McGonagle, our Chief Technology Officer, none of whom presently has an employment contract with us. Our future success also depends on our continuing ability to attract and retain other highly qualified technical, sales and managerial personnel. Competition for these people is intense, and we have at times in the past experienced difficulty in recruiting qualified personnel. The loss of any member of our key technical, sales and senior management personnel or the inability to attract and retain additional qualified personnel could have a material adverse effect on our business.


OUR BUSINESS WILL NOT GROW IF WE DO NOT KEEP PACE WITH RAPIDLY CHANGING TECHNOLOGIES.


    Because the market for our software products is rapidly changing, our future success will depend upon our ability to continue to enhance our current product line. We also must develop and introduce new products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance. If we are not successful in developing and marketing, on a timely and cost-effective basis, fully functional product enhancements or new products that respond to technological advances by others, our business will not grow and our financial results will suffer. In particular, our business could be harmed by:


     o   any significant errors or "bugs" in our software shipped to customers;


     o any delay by customers in making purchasing decisions in anticipation of the general availability of new or enhanced products;


     o significant delays in the general availability of our new products or releases;

     o significant problems in the installation or implementation of our new products or releases; or

     o   customer dissatisfaction with our new products or releases.

OUR STOCK PRICE OR OUR BUSINESS COULD BE ADVERSELY AFFECTED IF WE ARE NOT ABLE TO EFFICIENTLY INTEGRATE ACQUISITIONS.


    We have consummated and we may continue to pursue acquisitions that provide new technologies, products or service offerings. We also may acquire software licenses from third parties for resale as part of our solutions. Acquisitions and licenses by us may involve potentially dilutive issuances of equity securities. We also may incur substantial additional liabilities and expenses, such as debt or amortization expenses related to goodwill and other intangible assets. If any of these occur, the market price of our common stock and our financial results could suffer.

    Furthermore, acquisitions of businesses and technologies involve numerous risks, including:

     o difficulties in the assimilation and integration of operations, technologies, products and personnel;

     o in the case of acquisitions, the diversion of management's attention from other business concerns;

     o risks of entering markets in which we have no or limited prior experience; and

     o in the case of acquisitions, the potential loss of key employees of the acquired company.

    If we are not successful integrating acquisitions or acquired or licensed technologies, it could increase our expenses and harm our business.


COMPETITION COULD REDUCE OUR MARKET SHARE AND HARM OUR BUSINESS.


    Our competitors may be able to develop products and services that are more attractive to businesses than our products and services. Many of our competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, greater name recognition and larger customer bases. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements. They also may be able to devote greater resources to the promotion and sale of their products and services than we. If these companies introduce products and services that effectively competed with our products and services, they could be in a position to charge lower prices or to bundle their products and services with their other products and services. This could give them a competitive advantage over us.

    In order to be successful in the future, we must continue to respond promptly and effectively to the challenges of technological change and competitors' innovations. If we cannot compete successfully with existing or new competitors, we may have to reduce prices on our products, which could lead to reduced profits. We could also lose market share, which would materially and adversely affect our business.


IF WE DO NOT SUCCESSFULLY MAINTAIN OUR RELATIONSHIPS WITH INDIRECT DISTRIBUTION CHANNELS, OUR SALES COULD DECLINE OR COULD GROW MORE SLOWLY THAN EXPECTED.

    We expect to increase the amount of our products that we distribute through various indirect channels. We are unable to predict the extent to which our distribution partners will be successful in distributing our products. We rely on the marketing and sales efforts of these organizations, many of whom also market and sell competitive products. The loss of one or more of our relationships with these organizations could have a material adverse effect on our business.

    Our future performance will also depend, in part, on our ability to attract organizations that will be able to market and support our products effectively, especially in markets in which we have not previously distributed our products. None of our agreements governing the re-seller or co-marketing relationships with these organizations includes any commitments on the part of these organizations to effect any minimum number of sales of our products, or otherwise to provide us with business. If revenues arising from our relationships with these organizations do not exceed historical levels, our business will not grow as expected.


WE HAVE A LIMITED ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS AND OTHERS COULD INFRINGE ON OR MISAPPROPRIATE OUR PROPRIETARY RIGHTS.


    Our success and ability to compete are substantially dependent on our internally developed technologies and trademarks, which we protect through a combination of copyright, trademark and trade secret laws, confidentiality procedures and contractual provisions.

    Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult and, while we are unable to determine the extent to which piracy of our software products exists, we expect software piracy to be a problem. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the United States. Furthermore, our competitors may independently develop technology similar to ours.

    The number of intellectual property claims may increase as the number of competing products grows and the functionality of products in different industry segments overlaps. Although we are not aware that any of our products infringe upon the proprietary rights of third parties, there can be no assurance that third parties will not claim infringement by us with respect to current or future products. Any of these claims, with or without merit, could be time-consuming to address, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements. These royalty or licensing agreements, if required, might not be available on terms acceptable to us or at all, which could have a material adverse effect upon our business.


IF WE DO NOT SUCCESSFULLY GROW AND MANAGE OUR INTERNATIONAL OPERATIONS, OUR BUSINESS WILL SUFFER.

    We have operations in a number of foreign markets. We currently have customers in more than 33 countries. We believe that we must expand our sales in international markets in order for our business to grow as planned. In order to successfully expand international sales, we must establish additional foreign operations and hire additional personnel. If we are unable to do so in a timely and effective manner, our growth in international sales will be limited, and our business could be materially adversely affected. We have begun to translate our products into different languages and character sets, which may be more difficult or expensive to complete than expected. In addition, other markets may have longer selling cycles and different product requirements than the United States and we may not be able to successfully adapt our products and methods.

    Our international operations are also subject to the risks inherent in any international business activities, including, in particular:

     o   management of an organization spread over various countries;

     o   longer accounts-receivable payment cycles in certain countries;

     o   compliance with a variety of foreign laws and regulations;

     o   unexpected changes in regulatory requirements;

     o   overlap of different tax structures; and

     o   general economic conditions.


CURRENCY FLUCTUATIONS AND GENERAL ECONOMIC CONDITIONS IN OUR FOREIGN MARKETS MAY IMPACT OUR CUSTOMERS' SPENDING AND THE VALUE OF MONEY OWED TO US.

    We have made substantial sales to international customers in Canada, Denmark, Germany, the Netherlands, Sweden, the United Kingdom and China. Our revenues from international operations have been denominated in foreign currencies which historically have been relatively stable in relation to U.S. dollars. As a result, we have not adopted a policy of hedging foreign currency risks. If economic conditions in our target markets decline, currencies could fluctuate relative to the U.S. dollar, and our customers could reduce their information technology spending.

WE MAY BE SUBJECT TO FUTURE PRODUCT LIABILITY CLAIMS.

    While our license agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims, it is possible that these provisions may not be effective under the laws of certain jurisdictions. Although we have not experienced any product liability claims to date, we may be subject to claims in the future. A successful product liability claim brought against us could have a material adverse effect on our business. Moreover, defending these claims, regardless of merit, could entail substantial expense and require the time and attention of key management personnel.

OUR COMMON STOCK PRICE IS LIKELY TO BE VOLATILE AND COULD DROP UNEXPECTEDLY.

    The market for securities of most high technology companies, including our common stock, has been highly volatile. It is likely that the market price of the common stock will continue to fluctuate widely in the future. Factors affecting the trading price of our common stock include:

     o responses to quarter-to-quarter variations in our results of operations;

     o the announcement of new products or product enhancements by us or our competitors;

     o   technological innovation by us or our competitors;

     o general market conditions or market conditions specific to particular industries; and

     o   changes in earnings estimates by analysts.

WE HAVE ADOPTED ANTI-TAKEOVER PROVISIONS THAT COULD AFFECT THE MARKET PRICE OF OUR COMMON STOCK OR OUR ABILITY TO SELL OUR BUSINESS.

    Certain provisions of our amended and restated certificate of incorporation and our by-laws could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. In addition, certain provisions of Delaware law and our stock incentive plans may also have the effect of discouraging, delaying or preventing a sale.

                                 USE OF PROCEEDS

    We will not receive any proceeds from the sale of shares of common stock offered by the selling stockholders.

                              SELLING STOCKHOLDERS

    The following table sets forth certain information regarding beneficial ownership of our common stock as of September 1, 2000 by each of the selling stockholders. The table shows the number of shares being sold by each selling stockholder and the number and percentage of our outstanding shares each selling stockholder will own after the offering.

    None of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with Exchange Applications or any of our predecessors or affiliates, except as described below in certain footnotes to the table. Certain of the selling stockholders are presently employed by Exchange Applications.



                                                        SHARES                             SHARES BENEFICIALLY
                                                   BENEFICIALLY OWNED    SHARES BEING     OWNED AFTER OFFERING(1)
Name                                               BEFORE OFFERING(1)       OFFERED       NUMBER        PERCENTAGE
----                                               ------------------      ---------     --------       ----------
Insight Venture Partners I, L.P.   2/............       243,103             119,152       123,951        *
Wexford InSight LLC   3/.........................       670,205             328,059       342,146        1.08
Information Associates II, L.P...................       592,807             266,803       326,004        1.03
IA-II Affiliates Fund L.L.C......................        34,581              15,564        19,017        *
Acxiom Corporation...............................        64,173              31,658        32,515        *
Pegasus Solutions, Inc...........................        64,173              31,658        32,515        *

----------

     1/ Beneficial ownership is calculated in accordance with the rules of the Securities and Exchange Commission.

     2/ Insight Venture Partners I, L.P. has at certain times during the last three years been an affiliate of Exchange Applications by virtue of holding, together with its affiliates, greater than 10% of the outstanding shares of Exchange Applications and having one, and at times two, of its partners, Jeffrey Horing and Ramanan Raghavendran, serve on Exchange Applications' Board of Directors.
As of November, 1999, Insight Venture Partners I, L.P., together with its affiliates, ceased to hold more than 5% of the outstanding shares of Exchange Applications. As of May 2000, Mr. Raghavendran had resigned as a partner of Insight Venture Partners I, L.P., and
Mr. Horing had resigned from the Board of Directors of Exchange Applications. From and after May 2000, Insight Venture Partners I,
L.P. was no longer an affiliate of Exchange Applications. Insight Venture Partners I, L.P. was an affiliate of Customer Analytics,
Inc. at the time of the acquisition by Exchange Applications of Customer Analytics on June 30, 2000 by virtue of being an investor holding approximately 5.5% of the outstanding shares of Customer Analytics, Inc. and having one of its partners serve on Customer
Analytics, Inc.'s Board of Directors.

     3/ Wexford InSight LLC has at certain times during the last three years been an affiliate of Exchange Applications by virtue of holding, together with its affiliates, greater than 10% of the outstanding shares of Exchange Applications. As of October, 1999,
Wexford Insight LLC, together with its affiliates, ceased to hold more than 5% of the outstanding shares of Exchange Applications and, therefore, ceased to be an affiliate of Exchange Applications. Wexford Insight LLC was an affiliate of Customer Analytics, Inc.
at the time of the acquisition by Exchange Applications of Customer Analytics on June 30, 2000 by virtue of being an investor holding approximately 15.0% of the outstanding shares of Customer Analytics, Inc. and having one of its partners serve on Customer
Analytics, Inc.'s Board of Directors.


                                                       SHARES                               SHARES BENEFICIALLY
                                                   BENEFICIALLY OWNED    SHARES BEING     OWNED AFTER OFFERING(1)
Name                                               BEFORE OFFERING(1)       OFFERED       NUMBER       PERCENTAGE
----                                               ------------------       -------      --------      ----------
J. Thomas Morse..................................       588,055             136,116       451,939        1.43
The Lakshmi Trust................................       187,411              43,379       144,032        *
The SYDA Foundation..............................        46,852              10,844        36,008        *
The PRASAD Project...............................        33,466               7,746        25,720        *
Robert Hall   4/.................................     1,021,447  5/         231,785       789,662        2.50
Linda Hall.......................................         4,070                 942         3,128        *
Stephen Carpenter   6/...........................       299,492              69,324       230,168        *
Evangelos Simoudis   7/..........................       156,445              36,212       120,233        *
Peter & Nancy Meekin.............................         2,503                 579         1,924        *
Venetia Kontogouris..............................         2,503                 579         1,924        *
Integrated ChangeWare Systems, L.L.C.............         6,010               2,003         4,007        *
Sally Susan Jablon...............................           482                 161           321        *
Lee Wilkins......................................        10,709               3,570         7,139        *
Robert G. van der Hooning   8/...................       716,371             421,683       294,688        *
Stephen Gallant..................................        19,552  9/           7,508        12,044        *
Gareth Gunn......................................          3868  10/            585         3,283        *
Jodie Imbroglio..................................         2,592               1,653           939        *
Michael Lurye....................................        16,386  11/          4,047        12,339        *
Dimitry Manilov..................................         4,017  12/            472         3,545        *
Sophia Margolin..................................         3,226  13/            892         2,334        *
Anna Margulis....................................           333                 212           121        *
Stephen Marini...................................        15,165  14/          3,060        12,105        *
Natasha Markuzon.................................         6,097  15/          1,660         4,437        *
Sullivan McConnell...............................        16,266  16/          5,403        10,863        *
Peter Nyberg.....................................         6,002  17/          2,614         3,388        *
Peter Ossadnik...................................        23,076  18/          8,803        14,273        *
Gregory Piatetsky-Shapiro........................        28,340  19/          7,345        20,995        *
Dorian Pyle......................................         2,323               1,482           841        *
Sam Steingold....................................         1,883               1,201           682        *

     4/  Robert Hall is the Senior Vice-President and, since June 30, 2000, the Chief Strategy Officer of
         Exchange Applications and was, during the period from inception through June 30, 2000, the Chief
         Executive Officer of Customer Analytics, Inc.

     5/  Includes 20,079 shares issuable under exercisable options.

     6/  Stephen Carpenter was, during the period from June 1, 1996 through June 30, 2000, the Chief Financial
         Officer of Customer Analytics, Inc.

     7/  Evangelos Simoudis was the President of Customer Analytics, Inc. during the period from inception through June 30, 2000.

     8/  Robert van der Hooning was, during the period from March 31, 2000 through May 31, 2000, Senior Vice
         President of Exchange Applications and the Founder and President, during the period from May 31, 1996 through March 31, 2000, of Knowledge Stream Partners, Inc.

     9/  Includes 7,778 shares issuable under exercisable options.

     10/ Includes 2,951 shares issuable under exercisable options.

     11/ Includes 10,039 shares issuable under exercisable options.

     12/ Includes 3,277 shares issuable under exercisable options.

     13/ Includes 1,827 shares issuable under exercisable options.

     14/ Includes 10,367 shares issuable under exercisable options.

     15/ Includes 3,494 shares issuable under exercisable options.

     16/ Includes 7,793 shares issuable under exercisable options.

     17/ Includes 1,903 shares issuable under exercisable options.

     18/ Includes 11,339 shares issuable under exercisable options.

     19/ Includes 16,821 shares issuable under exercisable options.


                                                                                           SHARES BENEFICIALLY
                                              SHARES BENEFICIALLY OWNED    SHARES BEING  OWNED AFTER OFFERING(1)
Name                                               BEFORE OFFERING(1)         OFFERED    NUMBER       PERCENTAGE
----                                               ------------------         -------    ------       ----------
Robert Vecchione.................................        32,502  20/          4,182        28,320        *
Richard Wherry...................................         4,506  21/          1,232         3,274        *
Hannah C. van der Hooning Investment Trust.......         8,459               6,344         2,115        *
Alexandra R. van der Hooning Investment Trust....         8,459               6,344         2,115        *
Adriana M. van der Hooning Investment Trust......         8,459               6,344         2,115        *
Aventine Incorporated............................       487,245             487,245             0        *
Bank of America Securities, LLC..................       412,370             412,370             0        *
Total............................................     5,855,984           2,728,815     3,127,169        N/A
----------

20/ Includes 25,943 shares issuable under exercisable options.

21/ Includes 2,574 shares issuable under exercisable options.

* Indicates less than 1% of the outstanding shares of common stock.

                              PLAN OF DISTRIBUTION

         The shares of common stock may be sold from time to time by the selling stockholders in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. In addition, any or all of the shares that qualify for sale pursuant to Rule 144 might be sold under Rule 144 rather than pursuant to this prospectus. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may offer their shares of common stock in one or more of the following transactions:

         o on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale, including the Nasdaq National Stock Market;

         o  in the over-the-counter market;

         o  in private transactions;

         o  through options;

         o  by pledge to secure debts and other obligations; or

         o  a combination of any of the above transactions.

         If required, we will distribute a supplement to this prospectus to describe material changes in the terms of the offering.

         There is no assurance that any of the selling stockholders will sell any or all of the shares of common stock being offered by this prospectus. Exchange Applications may suspend or terminate the Registration Statement pursuant to its contractual arrangements with the selling stockholders.

         The shares of common stock described in this prospectus may be sold from time to time directly by the selling stockholders. Alternatively, the selling stockholders may from time to time offer shares of common stock to or through underwriters, broker/dealers or agents. The selling stockholders and any underwriters, broker/dealers or agents that participate in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any profits on the resale of shares of common stock and any compensation received by any underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

         To comply with the securities laws of certain jurisdictions, the common stock must be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the common stock may not be offered or sold unless they have been registered or qualified for sale or an exemption is available and complied with.

         We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

         Under the Securities Exchange Act of 1934, any person engaged in a distribution of the common stock may not simultaneously engage in market-making activities with respect to the common stock for nine business days prior to the start of the distribution. In addition, each selling stockholder and any other person participating in a distribution will be subject to the Securities Exchange Act of 1934, which may limit the timing of purchases and sales of common stock by the selling stockholders or any such other person. These factors may affect the marketability of the common stock and the ability of brokers or dealers to engage in market-making activities.

         All expenses of this registration will be paid by Exchange Applications. These expenses include the SEC's filing fees and fees under state securities or "blue sky" laws. The selling stockholders will pay all underwriting discounts and selling commissions, if any.


                                  LEGAL MATTERS

         The validity of the common stock offered hereby will be passed upon for us by Bingham Dana LLP, Boston, Massachusetts.


                                     EXPERTS

         The statements of operations and accumulated deficit and cash flows of Customer Analytics, Inc. for the ten month period ended October 31, 1999 incorporated by reference in this prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report included in the Report of Exchange Applications on Form 8-K/A (filed September 1, 2000) with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

         The audited historical financial statements of Customer Analytics, Inc., included on pages 28 through 40 of Exchange Applications' Report on Form 8-K/A dated Septmber 1, 2000 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to Customer Analytics, Inc.'s ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         Deloitte & Touche LLP, independent auditors, have audited the consolidated financial statements of Customer Analytics Holdings, Inc. included in our Report on Form 8-K/A for the years ended December 31, 1999 and December 31, 1998, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Customer Analytics Holdings, Inc.'s financial statements are incorporated by reference in reliance upon Deloitte & Touche LLP's report, given on their authority as experts in accounting and auditing.

         The audited financial statements of Exchange Applications and schedules incorporated by reference in this prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                                2,728,815 SHARES



                           EXCHANGE APPLICATIONS, INC.

                                  Common Stock

                                 ---------------

                                   PROSPECTUS

                                 ---------------



                                __________, 2000



         WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS IS NOT AN OFFER OF THESE SECURITIES IN ANY STATE WHERE AN OFFER IS NOT PERMITTED. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF SEPTEMBER 25, 2000. YOU SHOULD NOT ASSUME THAT THIS PROSPECTUS IS ACCURATE AS OF ANY OTHER DATE.


                                TABLE OF CONTENTS

                                                                       PAGE

WHERE YOU CAN FIND MORE INFORMATION......................................2
FORWARD-LOOKING STATEMENTS...............................................4
EXCHANGE APPLICATIONS, INC...............................................4
RISK FACTORS.............................................................6
USE OF PROCEEDS.........................................................10
SELLING STOCKHOLDERS....................................................10
PLAN OF DISTRIBUTION....................................................12
LEGAL MATTERS...........................................................13
EXPERTS.................................................................13

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    Expenses of the Registrant in connection with the issuance and distribution of the securities being registered are estimated as follows:

                                                                     TOTAL
                                                                     -----


SEC Registration Fee..............................................  $10,403.14
NASD Fees.........................................................  $17,500.00
Miscellaneous Costs...............................................  $ 5,000.00
     Total........................................................  $32,903.14


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation law empowers a Delaware corporation to indemnify its officers and directors and certain other persons to the extent and under the circumstances set forth therein.

    The Amended and Restated Certificate of Incorporation of the Company and the Amended and Restated By-laws of the Company provide for indemnification of officers and directors of the Company and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

ITEM 16.  EXHIBITS

    The following is a list of exhibits filed as a part of this registration statement:

5.1       Opinion of Bingham Dana LLP

23.1      Consent of Arthur Andersen LLP regarding Customer Analytics, Inc.

23.2      Consent of Bingham Dana LLP (included in Exhibit 5.1)

23.3      Consent of PricewaterhouseCoopers LLP regarding Customer Analytics,
          Inc.

23.4      Consent of Deloitte & Touche LLP regarding Customer Analytics
          Holdings, Inc.

23.5      Consent of Arthur Andersen LLP regarding Exchange Applications

24.1      Power of Attorney (previously filed)

ITEM 17.  UNDERTAKINGS

         (A) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (B) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (C) The undersigned registrant hereby undertakes that:


                  (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.


         (D) The undersigned registrant hereby undertakes:


                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant, Exchange Applications, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on September 25, 2000.

                                                 EXCHANGE APPLICATIONS, INC.

                                                 By: /s/  Andrew J. Frawley
                                                     --------------------------
                                                     Andrew J. Frawley
                                                     Chairman of the Board, and
                                                     Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

                     SIGNATURE                                           TITLE                                   DATE
                     ---------                                           -----                                   ----
  /s/  Andrew J. Frawley                             Chairman of the Board, Chief Executive               September 25, 2000
------------------------------------------------     Officer and Director (Principal Executive
               Andrew J. Frawley                     Officer)


  /s/  Dean F. Goodermote *                          Director                                             September 25, 2000
------------------------------------------------
               Dean F. Goodermote

  /s/  Ramanan Raghavendran *                        Director                                             September 25, 2000
------------------------------------------------
               Ramanan Raghavendran

  /s/  William Bryant *                              Director                                             September 25, 2000
------------------------------------------------
               William Bryant

  /s/  John G. O'Brien *                             Vice President, Chief Financial Officer,             September 25, 2000
------------------------------------------------     Treasurer and Secretary (Principal Financial
               John G. O'Brien                       and Accounting Officer)

* By:
/s/  Andrew J. Frawley                                Andrew J. Frawley
------------------------------------                  Attorney-in-Fact

                                  EXHIBIT INDEX

 EXHIBITS
 --------

    5.1        Opinion of Bingham Dana LLP

   23.1        Consent of Arthur Andersen LLP

   23.2        Consent of Bingham Dana LLP (included in Exhibit 5.1)

   23.3        Consent of PricewaterhouseCoopers LLP

   23.4        Consent of Deloitte & Touche LLP

   23.5        Consent of Arthur Andersen LLP

   24.1        Power of Attorney (previously filed)